CURRENT REPORT FOR ISSUERS SUBJECT TO THE

1934 ACT REPORTING REQUIREMENTS

FORM 8-K

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

Date of Report  (Date of Earliest Event Reported): February 23, 2012

Radient Pharmaceuticals Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-16695	33-0413161
(State or other
jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

2492 Walnut Avenue, Suite 100, Tustin, California, 92780-7039

(Address of principal executive offices (zip code))

714-505-4461

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a - 12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13d-4(c))

Item 3.01 – Notice of Delisting or Failure to satisfy a continued listing rule or standard; Transfer of Listing

We received a notice from the Pink OTC Markets Inc., dated August 23, 2011 notifying us that we were out of compliance with OTCQX Rules for U.S. Companies section 3.2.b, which states, in essence, that our common stock must have a minimum closing bid price of $0.10 per share at least once in every thirty consecutive trading days. If our common stock does not meet that requirement, we have 180 days to regain compliance therewith by maintaining a $0.10 closing bid price for ten consecutive trading days during such grace period. The grace period ended on February 20, 2012 and because our common stock did not meet the closing bid price requirement, our common stock will move down from the OTCQX tier of the OTC Markets to the OTCQB tier of the OTC Markets, as of February 22, 2012. The main difference between the OTCQB and OTCQX is that stocks listed on the OTCQX undergo additional quality review and have different listing standards than those on the OTCQB, although both are tiers of the OTC Markets. Our trading symbol shall remain the same.

Item 2.04 Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The delisting of our common stock from the OTCQX constitutes an event of default under certain of our outstanding notes, including the “2011 Noteholders” (as that term is defined in our Form 8-K dated November 29, 2011). As of the date of this filing, such notes have a total outstanding balance of approximately $13.6 million. Under the default provisions of such notes, the holders maintain the right to accelerate the payment of the entire outstanding balance of their notes. In addition, the 2011 Noteholders have the right to demand redemption of all of their outstanding Series B Preferred Stock. As of the date of this filing, an aggregate of 389,517 shares of Series B Preferred Stock is outstanding. As of the date of this filing, none of the Noteholders have declared a default, requested acceleration nor have any of the Series B Preferred Stock holders demanded redemption.

Item 8.01- Other Events

We have a severe working capital shortage and are currently unable to pay our accounts payable and other obligations in the ordinary course of business.  As at the date of this filing, approximately $966,000 of our accounts payable is overdue. Although we are actively seeking to obtain additional financing, there can be no assurance that such financing will be available or, if so, that such financing will be on terms that would be beneficial to us or our shareholders.

To that end, we signed a term sheet with a potential investor on February 23, 2012 that contemplates the issuance of a convertible note, in the principal amount of $3,315,000 that mature in 18 months (the “Company Note”). The investor proposes to pay $3,000,000 on the basis of $250,000 in cash at closing and the balance to be evidenced by a series of investor notes that would be paid over the next 12 months. However, such payments are subject to a number of cash payment conditions, including our registering for resale our common stock issuable upon conversion of the Company Note. In addition, the contemplated financing is subject to various closing conditions, including successful negotiations of final transaction documents and receiving consents and waivers from certain of our lenders and other investors. Accordingly, this contemplated financing may not close.

If, in the near future, we are unable to complete the contemplated financing and satisfy the investor’s cash payment conditions, or we are unable to obtain alternative financing, we may have to seek protection from creditors under the Federal Bankruptcy Act. Our inability to pay our debts as they become due also constitutes an event of default under our senior notes and a mandatory redemption event under our redeemable Series B Preferred Stock.

This Current Report on Form 8-K is neither an offer to sell nor the solicitation of an offer to buy our securities or any other securities and shall not constitute an offer to sell or solicitation of offers to buy any securities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RADIENT PHARMACEUTICALS CORPORATION

By:	/s/ Douglas MacLellan
Name: Douglas MacLellan
Title: Chief Executive Officer

Dated: February 23, 2012